Exhibit 99.1

Argus Capital Corp. Announces Separate Trading of its Class A Common Stock and Warrants to Commence on November 12, 2021

NEW YORK, November 10, 2021/PRNewswire/ — Argus Capital Corp. (the “Company”) announced today that, commencing November 12, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and redeemable warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and redeemable warrants that are separated will trade on the Nasdaq Stock Market (“Nasdaq”) under the symbols “ARGU” and “ARGUW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “ARGUU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company’s business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination opportunity in any industry or sector, it intends to identify and complete a business transaction with a company in the tech-driven media industry.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous risks, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s final prospectus relating to its initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 23, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Saif Rahman	IR@arguscapitalcorp.com

Media Contacts:

Dana McClintock	dana.mcclintock@arguscapitalcorp.com
Kelli Raftery	kelli.raftery@arguscapitalcorp.com